Exhibit (g)(ix)

Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

15852-01-00

ADDENDUM

to the

AUTOMA TIC/FACULTATIVE YRT REINSURANCE

AGREEMENT

Effective November 11, 2017

(hereinafter referred to as the “Agreement “) between

THRIVENT FINANCIAL FOR LUTHERANS

Appleton, Wisconsin

(hereinafter referred to as the “Ceding Company”) and

RGA REINSURANCE COMPANY

Chesterfield, Missouri

(hereinafter referred to as the “Reinsurer”)

This Addendum is Effective January 28, 2019

I.	ADDITION OF THE LEVEL TERM IV 10, 15, 20 AND 30 YEAR TERM PLANS AND ASSOCIATED ACCELERATED (LIVING} DEATH BENEFITS RIDER - TERMINAL ILLNESS BENEFIT

Business Covered:    As of the effective date of this Addendum , the attached Exhibit B - Business Covered is hereby added to the Agreement which now includes the Level Term IV 10, 15, 20 and 30 Year Term Plans and associated Accelerated (Living) Death Benefits Rider - Terminal Illness Benefit (ADBR-TI Benefit), including such business sold by career    agents    of the Ceding Company and by independent brokerage agents.

Retention: The Ceding Company’s Retention Schedule applicable to the above plans and associated ADBR-TI Benefit is the same as that stated in Exhibit A - Retention Schedule of the Ceding Company of the base Agreement applicable to level term plans. For ease of reference, such Retention is 10% of each policy up to $3,000,000 (through table 16 for ages 18 to 75).

Binding Limits: The Binding Limits applicable to the above plans are the same as that stated in Exhibit C - Binding Limits of the base Agreement with the following exceptions:

  EXHIBIT C.1 - REINSURER’S SHARE:

On a first dollar quota share basis the Reinsurer’s share will be 15% of the 90% ceded to the pool until the Ceding Company has filled its maximum Retention of $3,000,000. After the Ceding Company is fully retained, the Reinsurer’s share will be 15% of the 100% ceded to the pool.

(881) 15852-01-00	1	8/1/2019

EXHIBIT C.5 - AGE LIMITS, Maximum Attained Age for All Term Plans

10/15/20 Year Plans Issue Ages 18 to 50	Policy Anniversary Immediately Preceding the End of the Level Term Period
10/15/20 Year Plans Issue Ages 51+	Attained Age 94
30 Year All Issue Ages

The Binding Limits applicable to the underlying base Level Term IV plan policy shall also apply to the associated ADBR-TI Benefit.

Reinsurance Premiums: As of the effective date of this Addendum, the attached Exhibit D.1 - Reinsurance Premiums, Base Plan Parameters is hereby added to the Agreement which now includes the method of reinsurance premium determination applicable to the above plans. Other than Exhibit 0.1, all other Exhibit D reinsurance premium parameters applicable to the above plans are the same as those of the base Agreement applicable to level term plans, including use of the 2015 Select and Ultimate VBT Gender and Smoker Distinct ALB rates contained in Exhibit D - Rate Schedule 1.

As of the effective date of this Addendum, the attached Exhibit D.7 - Reinsurance Premiums, Riders and Benefits is hereby added to the Agreement which now includes a description of the ADBR-TI Benefit. No additional reinsurance premiums are payable for coverage of this benefit.

II.	CONVERSIONS, EXCHANGES AND REPLACEMENTS

With regard to the provisions of Article 7 of the base Agreement, for policies covered under this Addendum the following two term conversion options are available which must be elected at time of issue and cannot be subsequently changed.

Basic Term Conversion: Provides a term conversion period beginning on the policy issue date and ending on the day before the 5th policy anniversary.

Extended Term Conversion: This option is only available for issue ages 18 to 64. It provides a term conversion beginning on the policy issue date and ending on the earlier of the end of the level term period and the insured’s attained age 70.

Reinsurance premiums payable hereunder for the Original Policy are not impacted by the option included in the policy. Reinsurance premiums for the New Policy will be the rates shown in Exhibit E times 100% for policies with the Extended Term Conversion option and times 80% for the plans with the Basic Term Conversion option. With the exception of this 80% multiplier for the New Policy which was subject to the Basic Term Conversion option, all other aspects of Article 7 of the base Agreement apply to the business covered by this Addendum.

III.	ADDITION OF EXHIBIT J NON-MEDICAL AND ACCELERATED UNDERWRITING PROGRAMS {Level Term IV Plans)

As of the effective date of this Addendum, Exhibit J - Non-Medical and Accelerated Underwriting Programs (Level Term IV Plans) is hereby added to the Agreement to provide the parameters of these underwriting programs applicable to the business covered by this Addendum.

All provisions of the Agreement not specifically modified herein remain unchanged.

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IN WITNESS WHEREOF, both parties have executed this Addendum in duplicate as follows:

THRIVENT FINANCIAL FOR LUTHERANS	RGA REINSURANCE COMPANY

By: _________________________	By: _________________________
(Signature)	(Signature)

Title: Vice President	Title: Vice President

Date: 8/5/2019	Date: 8/5/2019

Location: Minneapolis, MN	Location: Chesterfield, Missouri

(881) 15852-01-00	3	8/1/2019

EXHIBIT B - BUSINESS COVERED

The additional business reinsured under this Addendum is defined as follows:

Policies issued on the business identified below may qualify for reinsurance if the application date for the policy is on or after the Effective Date of this Addendum.

Effective January 28, 2019

Newly Covered Level Term IV Plans	Available Underwriting Programs
Level Term 10/15/20/30 Year Plans	Non- Medical, Accelerated, Fully Underwritten and Facultative

Benefits and Riders Covered
Accelerated (Living) Death Benefits Rider – Terminal Illness Benefit (ADBR-TI Benefit)

The above newly covered plans include such business sold by career agents of the Ceding Company and by independent brokerage agents. Except as specifically noted in this Addendum, the provisions of the Agreement apply equally to business sold through both distribution channels. The Ceding Company will provide the Reinsurer with clear identifiers distinguishing the business ceded by distribution channel. Both parties will jointly monitor the business generated by each channel regarding volume and experience.

Level Term IV Plans sold by the Ceding Company direct to consumers are not eligible for coverage hereunder.

Policies subject to the Non-Medical or Accelerated underwriting programs are limited to Automatic reinsurance under this Agreement. Descriptions of the Non-Medical and Accelerated underwriting programs applicable to the Level Term IV Plans are contained in Exhibit J which is attached hereto and hereby made a part of the Agreement. For clarity, all policies with Non-Medical and Accelerated underwriting programs are included as Automatic reinsurance whether or not fluids are obtained in the underwriting process.

(881) 15852-01-00	4	8/1/2019

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